Exhibit 10.1

Amendment No. 1 to Steven C. Gilman Offer Letter

This Amendment (this “Amendment”) to the letter agreement, dated July 21, 2016 (the “Offer Letter”), by and between ContraFect Corporation (the “Company”), and Steven C. Gilman, Ph.D. (“Executive”), is entered into by and between the Company and Executive effective as of May 29, 2018.

WHEREAS, the Company and Executive desire to amend the Offer Letter as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recital and other valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.        The Offer Letter is hereby amended by amending and restating the second sentence of Section 1 of the Offer Letter in its entirety to read as follows:

“As of the Effective Date, you will continue serving as the President and CEO of the Company pursuant to the terms of this letter agreement during the period commencing on the Effective Date and ending on July 1, 2019, unless earlier terminated as provided below (the “Term”).”

2.        The Offer Letter is hereby amended by amending and restating the second sentence of Section 5 of the Offer Letter in its entirety to read as follows:

“During the period of your employment with the Company and thereafter through December 31, 2019 (the “Restricted Period”), you agree not to, without the Company’s prior written consent, on your own behalf, or as an owner, manager, equity holder, consultant, director, officer, employee or other service provider of any business or entity (except as a passive holder of not more than three (3%) percent of the stock of a publicly held company) participate in any capacity in any business activity that is in competition with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its subsidiaries during the term of your employment with the Company.”

3.        Except as amended hereby, the Offer Letter shall remain in full force and effect.

4.        This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

5.        This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. This Amendment constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This Amendment may not be amended, modified or terminated except by an instrument in writing, signed by you and an authorized officer of the Company. Any waiver of any compliance with any provision of this Amendment shall not operate as a waiver of, or estoppel with respect to, any other or subsequent non-compliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day first above written.

/s/ Steven C. Gilman
Steven C. Gilman, Ph.D.

CONTRAFECT CORPORATION

By:	/s/ Sol J. Barer
Name:	Sol J. Barer, Ph.D
Title:	Lead Independent Director

[Signature Page to Offer Letter Amendment]